–Preliminary Draft: For Discussion Purposes Only – Exhibit (c)(4) Project Aviary Presentation to the Board of Directors February 2, 2026

–Preliminary Draft: For Discussion Purposes Only – Today’s Agenda § Review of the Board’s fiduciary duties § Align on near-term response plan to Toucan / Morgan Stanley Key Objectives for Today’s Board Meeting § Align on potential outreach plan to additional parties § Establish roadmap for valuation analysis Key T opics 1 Update on Strategic Discussions § Recap of Toucan overtures and subsequent interactions § Update on Toucan 2 Perspectives on Toucan and § Considerations around discussions involving Toucan Strategic Considerations Around a § Considerations in stock / mostly stock transactions Potential Transaction § Range of potential tactics with Toucan in the near-term 3 § “Tier 1” strategics for outreach – Review of ongoing and past strategic dialogue Strategic Landscape and Potential Next Steps – Benefits and considerations of placing outbound calls § Potential next steps 1

– Preliminary Draft: For Discussion Purposes Only –

I Situation Update

Company Positioning

- **Pelican is trading today at a ~$1.1bn market cap / ~$800mm TEV**
  - Pelican has traded up **+69%** LTM / **+528%** since initial Toucan partnership in Nov. '23
  - "Win-in-MRD" strategy is bearing fruit; meaningful acceleration in volumes / revenue growth and gross margin as reimbursement achieved and new indications come on line
  - Toucan collaboration has been integral to Pelican's recent stock re-rating; now reaching an inflection point where it will account for significant component of Pelican's revenue going forward
- **Catalyst rich year with potential inflections on the horizon:**
  - Coverage decisions: Lung cancer, I/O therapy
  - Potential incremental coverage submissions/decisions: CRC, neoadjuvant breast cancer

Strategic Dialogue

- **Morgan Stanley outreach to Pelican**
  - Provided perspectives on the contours of a potential Toucan / Pelican combination without specifics on price or desired structure/consideration mix
  - Stated Pelican did not wish to provide formal proposal or indication on value given potential need for Pelican public disclosure (13D/A filing due within 2BD of material changes in Pelican's investment intent)
  - Suggested that Pelican come back to Morgan Stanley with feedback
  - No further interactions
- **Over time, Pelican has continued to engage in ordinary course strategic dialogue**
  - Suggests others may be interested in engaging
- **Merck and Toucan are entitled to notification in the event an acquisition proposal is submitted or Board solicits third party acquisition interest**

Centerview Partners TD Cowen a division of TD Securities 2

Source: FactSet as of 1/30/26.

– Preliminary Draft: For Discussion Purposes Only –

1 Overview of Pelican's Interactions With Toucan

Pelican has had a longstanding and cordial commercial relationship with Toucan

1. **November 2023:** Signed a 5-year commercial agreement whereby Toucan markets the NeXT Personal Dx in the U.S.; Pelican eligible to receive $12mm in milestones
2. **May 2024:** Toucan began commercializing NeXT Personal Dx on Pelican's behalf
3. **August 2024:** Nov. '23 collaboration was expanded to accelerate commercialization
   – Toucan exercised previously held warrants and acquired additional shares of Pelican via a new $36mm investment, bringing ownership stake to ~19%
4. **December 2024:** Expanded collaboration to include marketing of NeXT Personal Dx to pharmaceutical and biotech customers
5. **July 2025:** Toucan and Pelican expanded collaboration to include colorectal cancer in the collaboration in addition to breast, lung, and solid tumor I/O settings
   – Extended term of the collaboration through November 2029, with exclusivity through 2028
6. **January 2026:** Morgan Stanley, financial advisor to Toucan, reached out to discuss a potential business combination

Centerview Partners TD Cowen a division of TD Securities 3

– Preliminary Draft: For Discussion Purposes Only –

2 Illustrative Potential Paths Forward with Toucan

- **Toucan has communicated inability to submit initial proposal for an acquisition of Pelican citing perceived disclosure requirements**
  - (1) Immediate next step is to test this position and ideally understand Toucan's value range for a potential transaction
- **If Toucan is unwilling to change their position due to perceived risks, two suggested potential paths forward exist (without immediately triggering disclosure requirements)**
  - (2A) Pelican / Toucan advisors informally discuss price without a formal "offer" *(e.g. "expect biotech premiums")*
  - (2B) Provide Toucan with a proposal and advance into diligence; agree on price immediately prior to announcement

	(1) Test Toucan's Ability to Provide a Rough Sense on Value	(2A) "Informal" Price Discussions	(2B) Provide a Proposal to Toucan (as requested)
Benefits	▪ Most explicit confirmation of Toucan's view of Pelican value ▪ Does not require Pelican to "price the company" ▪ Greater clarity would enable a more informed potential market check	▪ Avoids significant surprises on value expectations ▪ Avoids Pelican needing to "price the company" and preserves upside	▪ Most constructive path towards a transaction ▪ No delay to a potential transaction timeline
		▪ If desired, able to conduct a market check in parallel with negotiations with Toucan (subject to Toucan's notice requirements)	
Considerations	▪ Toucan may say no and no progress is made (although can then proceed to options 2A or 2B) ▪ Requires confidence in legal position with respect to disclosure ▪ While Toucan is highly familiar with Pelican, proposal is not informed by any additional diligence	▪ Not concrete – leaves room for re-trading on price; less certainty than agreeing to range at the onset	▪ Will require rapid final alignment on price ▪ Requires Pelican to "price the company"
		▪ Depending on Toucan's counsel view, may result in 13D amendment even if parties do not align on price / no deal	

Centerview Partners | TD Cowen a division of TD Securities 4

– Preliminary Draft: For Discussion Purposes Only –

2 Summary Overview of Toucan

Business Overview

- *Toucan* focused on two primary business segments today
  - *Genomics:* NGS diagnostics, PCR profiling and other anatomic and molecular pathology testing
  - *Data and Services:*
    - *Insights:* access to multimodal healthcare data and a suite of analytic tools
    - *Trials:* Network of physicians for clinical trial matching services for pharmaceutical companies

Financials and Trading Dynamics

Public Market Overview		Summary Financials	
Equity Value[1]:	*$11.2bn*	Revenue 2025E:	*$1.3bn*
Cash[2]:	*$0.9bn*	Revenue 2030E:	*$3.5bn*
Debt[3]:	*$1.3bn*	Rev. CAGR '25E – 30E:	*+22%*
LTM Stock Perf.:	*+5%*	EBITDA 2025E:	*$0.0bn*
Stock Perf since IPO.:	*+49%*	EBITDA 2030E:	*$0.5bn*

Recent Business Development

Paige	DEEP 6 AI	Ambry Genetics
$81.25mm[4] *Aug. 2025*	*Undisclosed* *Mar. 2025*	*$600mm[4]* *Nov. 2024*
Private company focused on AI powered digital pathology tools	***Private company developing AI-powered patient matching software for clinical trials***	***Private company focused on testing; operates as wholly owned subsidiary***

Key Decision Maker



Eric Lefkofsky
Founder and CEO

- Founded Toucan in August of 2015 after his wife was diagnosed with breast cancer
- Owns ~24% of shares outstanding
  - Holds majority voting rights via Class B shares (30 votes / share)
- Also currently co-founder and general partner at Lightbank, a tech focused VC firm
- Previously co-founded Pathos AI, Groupon and Mediaocean

Source: Public filings and FactSet as of 1/30/26. (1) Based on 177.9mm basic shares outstanding as of 10/30/25 and dilutive impact under treasury stock method (TSM) of 6.4mm RSUs and 2.6mm PSUs as of 9/30/25. (2) Based on cash and marketable securities balance as of 9/30/25. (3) Based on 2030 convertible promissory note, 2030 convertible senior notes, revolving credit facility, and 2030 term loan as of 9/30/25. (4) Consideration of Toucan's acquisition of Ambry consisted of $375m in cash (62.5%) and $225mm in stock (37.5%), and the acquisition of Paige was primarily paid in stock.

CENTERVIEW PARTNERS TD Cowen a division of TD Securities 5

– Preliminary Draft: For Discussion Purposes Only –

2 Toucan Share Price Performance Since IPO

Share Price Performance	YTD	1-Yr	Since IPO
Toucan	+1%	+5%	+49%
Selected Mid-Cap Tools / Dx Companies [(1)]	+8%	+11%	+36%


Toucan
Selected Mid-Cap Tools / Dx Companies(1)
$110
$100
$90
$80
$70
$60
$50
$40
$40
$30
$20
8/16/24: Expanded collab. with Pelican incl. $36mm investment (19.3% PF ownership)
11/4/24: Announced Ambry acquisition ($375mm cash + $225mm stock) and Q3'24 earnings
12/16/24: Expanded collab. with Pelican for biopharma access
1/21/25: Announced national launch of Olivia, AI-enabled personal health concierge app
2/13/25: Announced collaboration with IFLI for AI-driven lymphoma therapy development
2/24/25: Announced FY'24 earnings; $693mm of revenue with ~30% YoY revenue growth
6/30/25: Announced pricing of upsized 0.75% $750mm Convertible Senior Notes due 2030 (over-allotment exercised)
7/9/25: Expanded collab. with Pelican for CRC
8/22/25: Announced acquisition of Paige for $81mm (predominantly paid in Toucan stock)
9/11/25: Received FDA special 510(k) clearance for updated Pixel cardiac imaging platform
11/4/25: Announced Q3'25 earning; projecting positive FY'25 adj. EBITDA
1/11/26: Announced prelim. FY'25 earnings; $1.27bn in revenue with ~83% YoY revenue growth
$60
+49%
$55
+36%
Jun-24
Sep-24
Dec-24
Mar-25
Jun-25
Sep-25
Dec-25

Distribution of Trading Volume Since IPO


# of shares (in mm)
% distribution
75
2%
459
15%
1,177
39%
878
29%
414
14%
30
1%
$20 - $35
$35 - $50
$50 - $65
$65 - $80
$80 - $95
$95 - $110

Source: FactSet as of 1/30/26.
(1) Selected mid-cap tools / diagnostics companies include Bio-Rad Laboratories, Bio-Techne, Revvity, QIAGEN, Guardant Health, Agilent, Illumina, Natera, Caris Life Sciences, Quest Diagnostics, Labcorp, GeneDx, and Veracyte.

Centerview Partners TD TD Cowen a division of TD Securities 6

–Preliminary Draft: For Discussion Purposes Only – 2 Toucan Wall Street Perspectives Current Price: $59.82 Median PT = +42% vs. current Valuation Revenue EBITDA Broker Price Target Method Metric 2026E 2027E 2026E 2027E 11.5x 2027E EV/Rev., 10% $105 Revenue Multiple $1,580 $1,950 $65 $175 Discount (Mark Massaro) Buy $100 Revenue Multiple 12.2x 2026E EV/Rev. 1,581 -- 76 -- (Ryan MacDonald) Buy $95 Revenue Multiple 11.0x 2026E EV/Rev. 1,571 1,950 55 206 (Subbu Nambi) Buy $89 -- Revenue Multiple 11.0x NTM EV/Rev. 1,544 -- -- -- (Yi Chen) Buy $85 DCF DCF @ 7.1% WACC, 3.0% PGR 1,570 1,970 79 221 Buy (Kallum Titchmarsh) $85 -- 1,573 -- 89 -- Hold (Dan Arias) $80 DCF -- 1,592 1,976 65 216 Buy (Kyle Mikson) $80 DCF DCF @ 8.6% WACC, 5.0% PGR 1,549 1,874 92 186 Hold (Casey Woodring) $80 -- Revenue Multiple ~9.5x 2Y Forward EV/Rev. 1,547 1,876 -- -- Hold (David Westenberg) $76 1,583 2,035 154 -- Hold (Dan Brennan) -- NA 1,575 -- 88 -- Hold (Andrew Brackmann) NA Revenue Multiple 7x 2027E EV/Rev. 1,578 -- 75 -- Hold (Doug Schenkel) Median $85 $1,574 $1,950 $77 $206 7 Source: Wall Street Research and FactSet as of 1/30/26. Note: dollars in millions, except per share amounts.

–Preliminary Draft: For Discussion Purposes Only – 2 Considerations in Stock Heavy Transactions § It is likely that any transaction with Toucan would involve significant stock consideration; potential for some cash consideration – Toucan has a net debt position today ($0.9bn cash / $1.3bn debt) and is not expected to achieve profitability until ~2027 Expectations § Premia tend to be lower in stock heavy transactions than cash deals – Buyers are typically limited in ability to fund cash consideration Premium / – Equity is typically the most “expensive” currency from a cost-of-capital perspective Ownership – Large premium can adversely impact the acquiror’s stock price (and, implicitly, the consideration received by target’s shareholders, contractual protections aside) § Level of go-forward influence is strongly correlated with target’s pro-forma ownership – Acquiror will regardless be the significant majority owner – Board seats are common for larger target ownership levels, but not always the case Go-Forward § Management almost always continues to be led by the acquiror Governance – However, Toucan has previously acquired companies (e.g. Ambry) and allowed them to continue operating as standalone subsidiaries § Toucan is controlled company domiciled in Nevada (and will likely continue to be post- transaction); former Pelican stockholder influence post-close will be limited § Tend to be more heavily negotiated transactions with extended timelines – However, existing Pelican / Toucan relationship and considerations around filing requirements Timing / Closing are likely to be a significant accelerant § May require shareholder vote if >20% of Toucan shares are issued 8

– Preliminary Draft: For Discussion Purposes Only –

2 Precedent Life Sciences Stock Heavy Transactions: Premiums Tend to Be Lower in Stock-Heavy Tranasctions

Selected Stock-Heavy Life Sciences Deals Since 2013

Annc. Date	Target	Acquiror	Offer Val. ($mm)	% Stock	1-Day Prem.	Exchange Ratio	Stock Reaction: Acquiror vs. Unaffected 1-Day	Stock Reaction: Acquiror vs. Unaffected 1-Mo	Economic Ownership T	Economic Ownership A	Board Seats T	Board Seats A	Mgmt Chmn	Mgmt CEO	HQ
10/14/25	Astria	BioCryst	$920	34%	53%	Fixed Ratio	(9%)	(2%)	15%	85%	9%	91%	A		A
06/12/25	CureVac	BioNTech	1,250	100%	34%	Fixed Val. Collar	1%	7%	5%	95%	NA	NA	A		A
08/08/24	Exscientia	Recursion	688	100%	9%	Fixed Ratio	4%	(7%)	26%	74%	18%	82%	A		A
04/25/23	Spectrum	Assertio	248	100%	65%	Fixed Ratio	(22%)	(0%)	35%	65%	17%	83%	A		A
02/09/23	NuVasive	Globus Medical	3,142	100%	25%	Fixed Ratio	(22%)	(29%)	28%	72%	27%	73%	A		A
12/23/21	Ortho Clinical	Quidel	6,082	71%	27%	Fixed Ratio	(17%)	(37%)	38%	62%	33%	67%	A		A
05/05/21	Chiasma	Amryt	327	100%	79%	Fixed Ratio	(12%)	(10%)	40%	60%	20%	80%	A		A
01/12/21	Cantel	STERIS	3,600	80%	(1%)	Fixed Ratio	(3%)	(9%)	14%	86%	–	100%	A		A
12/12/20	Alexion	AstraZeneca	39,039	65%	44%	Fixed Ratio	(5%)	(7%)	15%	85%	13%	88%	A		A
07/29/19	Genomic Health	Exact Sciences	2,862	62%	11%	Fixed Val. Collar	(0%)	4%	9%	91%	0%	100%	A		A
06/25/19	Allergan	AbbVie	62,751	36%	45%	Fixed Ratio	(13%)	24%	17%	83%	14%	86%	A		A
01/03/19	Celgene	Bristol	74,404	47%	54%	Fixed Ratio	(11%)	20%	31%	69%	13%	88%	A		A
04/23/17	C.R. Bard	Becton Dickinson	23,824	30%	25%	Fixed Ratio	(4%)	1%	15%	85%	15%	85%	A		A
03/16/16	Skyepharma	Vectura Group	630	100%	NA	Fixed Ratio	8%	21%	38%	62%	67%	33%	A		A
01/11/16	Baxalta	Shire	31,743	61%	37%	Fixed Ratio	(3%)	(19%)	34%	66%	20%	80%	A		A
06/04/15	Bio-Reference Labs	Opko Health	1,462	100%	60%	Fixed Ratio	(15%)	(15%)	14%	86%	–	100%	A		A
05/06/15	Synageva	Alexion	8,936	50%	136%	Fixed Ratio	(3%)	(5%)	12%	88%	9%	91%	A		A
09/16/14	Auxilium	Endo	2,541	60%	55%	Fixed Ratio	6%	(6%)	11%	89%	–	100%	A		A
06/15/14	Covidien	Medtronic	42,900	62%	29%	Fixed Ratio	(1%)	5%	30%	70%	0%	100%	A		T
11/05/13	Paladin	Endo	1,582	98%	20%	Fixed Ratio	29%	51%	23%	78%	–	100%	A	A / T(1)	A
07/29/13	Elan	Perrigo	8,602	63%	56%	Fixed Ratio	(6%)	(10%)	29%	71%	–	100%	A		A
04/24/13	Prolor	Opko Health	483	100%	20%	Fixed Ratio	(0%)	(2%)	18%	82%	30%(2)	70%	A		A
05/20/13	Warner Chilcott	Actavis	5,167	100%	34%	Fixed Ratio	19%	17%	23%	77%	–	100%	A		A
75th percentile				**100%**	**54%**		**1%**	**6%**	**31%**	**85%**	**20%**	**100%**			
Median				**71%**	**36%**		**(3%)**	**(2%)**	**23%**	**78%**	**13%**	**88%**			
25th percentile				**60%**	**25%**		**(12%)**	**(9%)**	**15%**	**70%**	**0%**	**80%**			
Memo:															
11/06/24	Ambry Genetics(3)	Toucan	$600	38%	NA	Fixed Ratio	28%	13%	3%	97%	0%	100%	A		A

Source: Public filings and FactSet. Note: Includes deals greater than $300mm upfront and greater than one-third stock. Dollars in millions. (1) Following completion of the transaction, Paladin Labs continued to operate as a separate company in Montreal under the combined company and led by the Paladin Labs management team; the combined company was led by the Endo management team. (2) OPKO board included three members who also served as board members of Prolor; composition of board didn't change following the merger. (3) Ambry Genetics was a private company.

CENTERVIEW PARTNERS TD Cowen a division of TD Securities

9

–Preliminary Draft: For Discussion Purposes Only – 2 Pelican Analysis at Various Prices Premium / (Discount) vs. Curr. All Stock Consideration 70% Stock, 30% Cash Implied Implied % Prem. % Prem. % Prem. Pro Forma Pro Forma Implied Transaction Value / Price Equity Transaction 1-Day 30-Day 52W High Exchange Pelican Exchange Pelican Consensus Revenue (1) (2) (3) (4) (3) (4) per Share (1/28/26) VWAP (1/22/26) 2026E 2027E Value Value Ratio Ownership Ratio Ownership $9.37 $1,057 $800 – +4% (17%) 0.1566x 8% 0.1096x 6% 9.9x 7.4x 12.00 1,364 1,108 +28% +33% +7% 0.2006x 10% 0.1404x 7% 13.7x 10.2x 13.00 1,482 1,225 +39% +44% +16% 0.2173x 11% 0.1521x 8% 15.1x 11.3x 14.00 1,599 1,343 +49% +55% +24% 0.2340x 11% 0.1638x 8% 16.6x 12.4x 15.00 1,716 1,460 +60% +66% +33% 0.2508x 12% 0.1755x 9% 18.0x 13.5x 16.00 1,834 1,578 +71% +77% +42% 0.2675x 13% 0.1872x 9% 19.5x 14.6x 17.00 1,951 1,695 +81% +88% +51% 0.2842x 13% 0.1989x 10% 20.9x 15.7x 18.00 2,069 1,813 +92% +99% +60% 0.3009x 14% 0.2106x 10% 22.4x 16.8x 19.00 2,187 1,930 +103% +110% +69% 0.3176x 15% 0.2223x 11% 23.8x 17.8x 20.00 2,304 2,048 +113% +122% +78% 0.3343x 15% 0.2340x 11% 25.3x 18.9x Metrics $9.37 $9.03 $11.25 $59.82 $59.82 $81 $108 Source: Pelican Management, public filings, FactSet, and Bloomberg as of 1/30/26. Note: Dollars in millions, except per share data. Analysis assumes Toucan’s $750mm principal amount of convertible senior notes due 7/15/30 with a conversion price of $84.19 is treated as debt. (1) Based on fully diluted Pelican shares outstanding: basic shares of 104.7mm as of 2/1/26 and dilution under treasury stock method (TSM) of 12.6mm stock options with a weighted-average exercise price (WAEP) of 10 $4.70 as of 2/1/26, 0.2mm RSUs as of 9/30/25, and 0.6mm PSUs all as of 9/30/25. (2) Based on $261mm cash and cash equivalents as of 12/31/25 pro forma for Jan-26 ATM offering and $5mm of software loans treated as debt as of 12/31/25. (3) Based on Toucan’s spot (current) price of $59.82 (as of 1/30/26). (4) Adjusted to reflect Toucan’s existing ownership of 12,718,800 Pelican shares, which are excluded from purchase consideration and pro forma ownership.

– Preliminary Draft: For Discussion Purposes Only –

3 Strategic Landscape: Potential Strategic Counterparties

	Company	Mkt. Cap	Total Revenue '26E	Total Revenue '28E	Total Revenue CAGR	Acq. Cap Cash[1]	Acq. Cap Debt[2]	Acq. Cap Equity[3]	Acq. Cap Total	MRD Portfolio Tumor Naïve	MRD Portfolio Personalized	Selected BD
	Toucan	$11.2	$1.6	$2.4	+23%	$0.4	–	$2.2	$2.6	✓ xM MRD	~ NeXT Personal[4]	Pelican, Ambry Genetics, Paige
Tier 1	natera	$32.2	$2.6	$3.6	+18%	$0.5	–	$6.4	$6.9	✓ Latitude	✓ Signatera	Foresight Diagnostics
Tier 1	Guardant	16.2	1.2	2.0	+27%	0.8	–	3.0[5]	3.8	✓ Guardant Reveal	✗	--
Tier 1	Caris Life Sciences	6.5	1.0	1.4	+21%	0.3	0.4	1.3	2.0	✗	✗	--
Tier 2	Roche	$320.0	$81.6	$90.1	+5%	$12.6	$59.3	$64.0	$135.9	✓ AVENIO	✗	Foundation Medicine, GenMark Dx, lumiraDx, flatiron
Tier 2	Abbott	190.1	47.8	54.9	+7%	–	26.2	38.0	64.2	✗	✓ Oncodetect	Exact Sciences
Notif. Obligation	Merck	$273.7	$67.5	$74.3	+5%	$0.0	$25.7	$54.7	$80.4	✗	✗	--

Other: Adaptive, labcorp, danaher, Myriad genetics, GeneDx, QIAGEN, GRAIL, Quest Diagnostics, HOLOGIC, veracyte

Source: Public filings and FactSet as of January 2026. Note: Dollars in billions. (1) Assumes minimum cash of $5bn for companies >$150bn market cap and $500mm for companies <$150bn market cap. (2) Assumes max gross leverage of 3.0x based on NTM EBITDA for companies >$150bn market cap and 4.0x for companies <$150bn market cap. (3) Assumes an equity issuance of 20% of current equity value. (4) In Nov-23, Toucan entered into a strategic collaboration with Pelican to develop and co-commercialize NeXT Personal Dx. (5) Based on 20% of basic market capitalization, excludes shares issuable for in-the-money convertible notes.

Centerview Partners TD Cowen a division of TD Securities 11

–Preliminary Draft: For Discussion Purposes Only – 3 Proposed Next Steps § Financial advisors to have a conversation with Morgan Stanley today or 1 tomorrow – Acknowledge that the Board has been briefed on the situation and hired Centerview and TD Cowen to help evaluate the transaction – We will come back to them promptly after further discussion and review – No commitment on the form or the exact timing of our response 2 § Banks review preliminary valuation analysis with the Board at a subsequent meeting – Intrinsic valuation of Pelican, based on management’s long range plan – Initial valuation perspectives on Toucan – Critical step before responding to Toucan (including making a specific proposal) 3 § Align on response to Toucan / Morgan Stanley – Likely after testing any perceived 13D risk, via either Cooley to Latham or financial advisors to Morgan Stanley 12

Appendix

– Preliminary Draft: For Discussion Purposes Only –

Toucan Company Snapshot

Business Overview

- ***Fast-growing healthcare technology company*** providing diagnostics solutions, leveraging AI to connect laboratory results to a patient's own clinical data, providing personalized results
  - ***Genomics***, which leverages laboratories to provide NGS diagnostics, PCR profiling and other anatomic and molecular pathology testing to healthcare providers
  - ***Data and Services***, which facilitates drug discovery and development for life sciences companies through two products:
    - ***Insights:*** Provides researchers with access to multimodal healthcare data and a suite of analytic and cloud-and-compute tools for discovery, R&D and commercialization
    - ***Trials:*** Leverages network of physicians to provide clinical trial matching services for pharmaceutical companies

Public Market Overview

Capitalization

Current Share Price	**$59.82**
Prem. / (Disc.) vs. 52-Wk. High	*(42%)*
Prem. / (Disc.) vs. 52-Wk. Low	*61%*
Diluted Shares Outstanding	*186.9*
Implied Equity Value	**$11.2**
Plus: NCI	–
Plus: Debt[2]	1.3
(Less): Cash	(0.9)
Implied Enterprise Value	**$11.6**

Trading Multiples

	EV / Revenue	EV / EBITDA
Multiples		
CY'25A	9.1x	NM
CY'26E	7.4x	NM
CY'27E	5.9x	NM
Metrics		
CY'25A	$1.3	$0.0
CY'26E	1.6	0.1
CY'27E	2.0	0.2

Financial Profile

Sales by Segment


'23A-'28E CAGR
+38%
+31%
+36%
Data and Services
Genomics
+ Ambry Genetics
+ Paige
$532
169
363
$693
242
452
$1,271
316
955
$1,572
407
1,164
$1,963
520
1,443
$2,438
645
1,793
2023A
2024A
2025A
2026E
2027E
2028E

WholeCo Growth %:

2023A	2024A	2025A	2026E	2027E	2028E
+66%	+30%	+82%	+24%	+25%	+24%

Genomics Growth %:

2023A	2024A	2025A	2026E	2027E	2028E
+83%	+24%	+30%[1]	+23%	+24%	+24%

Key Management



Eric Lefkofsky
Founder and CEO
- Founded in August of 2015
- Previously co-founded Pathos AI, Groupon and Mediaocean



Jim Rogers
CFO
- Appointed April 2021
- Previously held senior FP&A positions at Groupon



Terron Bruner
Chief Commercial Officer
- Appointed April 2021
- Previously Sr. Sales Leader of HCLS at Amazon Web Services



Mike Yasiejko
President
- Appointed January 2026, previously EVP of Genomics
- Previously Associate Partner at Bain

Source: Company filings, FactSet and Wall Street Research as of 1/30/26. Note: Dollars in billions unless otherwise noted. (1) Reflects organic growth rate (excluding Ambry). (2) Includes senior secured term loan, 0.75% Convertible Senior Notes due 2030, and Convertible Promissory Note due 2030.

CENTERVIEW PARTNERS TD Cowen a division of TD Securities 14

–Preliminary Draft: For Discussion Purposes Only – Toucan Stock Price Perspectives Toucan Share Price Implied Revenue Multiples Value vs. Curr. 2026E 2027E Δ Wall Street Price Target High $105.00 +76% 12.8x 10.4x 52-Week High 103.25 +73% 12.6x 10.2x Wall Street Price Target Median 85.00 +42% 10.3x 8.4x 90-Day VWAP 78.00 +30% 9.5x 7.7x Wall Street Price Target Low 76.00 +27% 9.3x 7.5x 30-Day VWAP 66.32 +11% 8.1x 6.6x Current / At Market $59.82 -- 7.4x 5.9x 52-Week Low 37.23 (38%) 4.7x 3.8x All-Time Low 24.96 (58%) 3.2x 2.6x 15 Source: Bloomberg, Wall Street research and FactSet as of 1/30/26. Note: Dollars in millions, except per share data.

– Preliminary Draft: For Discussion Purposes Only –

Pelican + Toucan: Side By Side PMOs

Pelican

Public Market Overview	
Price as of 01/30/26	$9.37
Prem. / (Disc.) vs. 52-Wk. High	*(17%)*
Prem. / (Disc.) vs. 52-Wk. Low	*212%*
Fully Diluted Shares Outstanding(1)	112.8
Equity Value	**$1,057**
(Less): Cash as of 12/31/25(2)	(261)
Plus: Debt as of 12/31/25(3)	5
Plus: NCI	–
Enterprise Value	**$800**

Trading Multiple		
EV / Sales	**$mm**	**Multiple**
2026E	$81	9.9x
2027E	108	7.4x
2028E	132	6.1x
EV / EBITDA		
2026E	($81)	NM
2027E	(66)	NM
2028E	(26)	NM

Toucan

Public Market Overview	
Price as of 01/30/26	$59.82
Prem. / (Disc.) vs. 52-Wk. High	*(42%)*
Prem. / (Disc.) vs. 52-Wk. Low	*61%*
Fully Diluted Shares Outstanding(4)	186.9
Equity Value	**$11,181**
(Less): Cash as of 9/30/25(5)	(875)
2030 Convertible Promissory Note	218
2030 Convertible Senior Notes	750
Revolving Credit Facility	100
Term Loan	200
Plus: Debt as of 9/30/25	1,268
Plus: NCI	–
Enterprise Value	**$11,574**

Trading Multiple		
EV / Sales	**$mm**	**Multiple**
2026E	$1,574	7.4x
2027E	1,962	5.9x
2028E	2,442	4.7x
EV / EBITDA		
2026E	$77	NM
2027E	175	NM
2028E	302	NM

Source: Company filings and FactSet as of 1/30/26. Note: Dollars in millions unless otherwise noted. (1) Based on 104.7mm basic shares outstanding as of 2/1/26 and dilutive impact under treasury stock method (TSM) of 12.6mm stock options with a weighted average exercise price (WAEP) of $4.70 as of 2/1/26, 0.2mm RSUs as of 9/30/25, and 0.6mm PSUs as of 9/30/25. (2) Based on $261mm cash and cash equivalents as of 12/31/25 pro forma for Jan-26 ATM offering. (3) Based on $5mm of software loans treated as debt as of 12/31/25. (4) Based on 177.9mm basic shares outstanding as of 10/30/25 and dilutive impact under treasury stock method (TSM) of 6.4mm RSUs and 2.6mm PSUs as of 9/30/25. (5) Based on cash and cash equivalents of $656mm, marketable securities of $104mm, long term investment of $21mm, and investment in joint venture of $94mm.

Centerview Partners TD Cowen a division of TD Securities 16

–Preliminary Draft: For Discussion Purposes Only – Pelican + Toucan: Relative Exchange Ratios Over Time Exchange ratio Exchange ratio o ov ver er time in stock-f time in stock-fo or r- -stoc stock transaction k transaction (displa (display yed at no pr ed at no premium deal) emium deal) Favorable to Exchange Ratio Statistics Pelican Current 0.16x 0.20x Minimum (6/14/24) 0.03x Maximum (12/26/24) 0.18x High: 0.18x 3-Month Average 0.13x 0.18x 6-Month Average 0.10x Current: 0.16x 12-Month Average 0.09x 0.16x 0.14x 0.12x 0.10x 0.08x 0.06x 0.04x Low: 0.03x 0.02x 0.00x Favorable to Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Toucan Toucan IPO 17 Source: FactSet as of 1/30/26. Note: Exchange ratio is calculated as Pelican’s share price divided by Toucan’s share price.

– Preliminary Draft: For Discussion Purposes Only –

Pelican + Toucan: Top 20 Shareholders Overlap

Pelican Top 20 Shareholders

Holder	Shares (mm)(1)	Value ($mm)	% Ownership(2)
Merck	14.0	$132	13.8%
T. Rowe Price	12.9	121	12.7%
Toucan	12.7	119	12.5%
Lightspeed	8.2	76	8.0%
ARK	7.9	74	7.8%
BlackRock	5.0	47	5.0%
AIGH	3.9	36	3.8%
Threadneedle	3.5	33	3.4%
abrdn	3.2	30	3.2%
Vanguard	2.7	25	2.6%
Kennedy	1.9	18	1.9%
Blue Water Life Science	1.7	16	1.6%
Geode	1.3	12	1.3%
Millennium	1.2	11	1.2%
SSgA Funds	0.9	9	0.9%
Dimensional Fund	0.8	8	0.8%
Amova	0.6	6	0.6%
Goldman Sachs	0.5	5	0.5%
Michigan Dep. of Treasury	0.3	3	0.3%
Renaissance Technologies	0.3	3	0.3%
Top 20	**83.8**	**$785**	**82.4%**

Toucan Top 20 Shareholders

Holder	Shares (mm)	Value ($mm)	% Ownership(3)
Baillie Gifford	8.7	$523	4.9%
Vanguard	8.7	521	4.9%
Red Sky	8.1	482	4.5%
ARK	7.2	429	4.0%
Amova	7.0	417	3.9%
SoftBank	5.4	323	3.0%
BlackRock	5.4	322	3.0%
JPMorgan	3.8	229	2.1%
Jennison Associates	2.2	134	1.3%
UBS	2.1	127	1.2%
D. E. Shaw	2.0	121	1.1%
Morgan Stanley	1.8	107	1.0%
Geode	1.7	103	1.0%
Voloridge	1.6	96	0.9%
Alphabet	1.6	93	0.9%
SSgA Funds	1.5	88	0.8%
Bank of America	1.5	87	0.8%
Franklin Mutual	1.5	87	0.8%
BNP Paribas	1.3	76	0.7%
Two Sigma	1.2	74	0.7%
Top 20	**74.2**	**$4,439**	**41.7%**

Common Cross Shareholders

Source: FactSet as of 1/30/26. Note: Excludes insider ownership. (1) As of 12/31/2025. Does not reflect change in position resulting from the ATM offering in Jan-26. (2) Total number of shares based on 104.7mm basic shares of Pelican common stock outstanding as of 2/1/26. (3) Based on 177.9mm basic shares of Toucan common stock outstanding as of 10/30/25.

Centerview Partners TD Cowen a division of TD Securities 18